Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-216372 and 333-216372-01

PRODUCT SUPPLEMENT NO. IE-07-04

(To the prospectus and prospectus supplement each dated April 7, 2017)

Citigroup Global Markets Holdings Inc.

Medium-Term Senior Notes, Series N

Payments Due from Citigroup Global Markets Holdings Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Floating Rate Notes Linked to One or More CMS Rates

This product supplement sets forth terms that will apply generally to notes that we may offer from time to time using this product supplement. The specific terms of a particular issuance of notes will be set forth in a pricing supplement that we will deliver in connection with that issuance. If the terms specified in any pricing supplement are inconsistent with the terms specified in this product supplement or in the accompanying prospectus supplement or prospectus, the terms specified in the applicable pricing supplement will control. We refer to all notes offered under this product supplement as the “notes.”

▪	Floating Interest Payments Linked to CMS Rate(s). The notes will pay periodic interest at a floating rate that will be linked to one or more U.S. dollar constant maturity swap (“CMS”) rates and may be as low as 0%, as specified in the applicable pricing supplement. The applicable pricing supplement may also specify an initial period during which the notes will pay interest at a fixed rate. For each offering of notes, the applicable pricing supplement will specify the manner in which interest will be calculated on the notes being offered, which may be based on any of the following:

▪	the spread, or difference, between two CMS rates of different maturities;

▪	a single CMS rate;

▪	the best or worst of two or more CMS rates of different maturities;

▪	a combination of the foregoing; or

▪	any other method specified in the applicable pricing supplement.

We refer to each CMS rate to which the notes are linked as a “specified CMS rate.” The applicable pricing supplement will specify any cap, multiplier, spread or other term that may be applied to the specified CMS rate(s) in determining the interest payments on the notes.

▪	Payment at Maturity. The notes provide for repayment of the stated principal amount at maturity.

▪	Credit Risk. The notes are unsecured senior debt securities of Citigroup Global Markets Holdings Inc., and the guarantee of the notes is an unsecured obligation of Citigroup Inc. Accordingly, all payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you may not receive any payments that may be owed to you under the notes, including the repayment of principal at maturity.

▪	Call Right. If so specified in the applicable pricing supplement, we may have the right to redeem the notes prior to maturity, which may limit the potential benefits offered by the notes.

▪	No Listing. The notes will not be listed on any securities exchange, unless otherwise specified in the applicable pricing supplement. Accordingly, unless otherwise specified, the notes may have limited or no liquidity, and you should not invest in the notes unless you are willing to hold them until maturity. You are entitled to the repayment of the stated principal amount only if you hold your notes at maturity or upon earlier redemption by us (if applicable). If you choose to and are able to sell your notes prior to maturity, you may receive significantly less than the stated principal amount.

You should carefully review the specific terms of the notes described in the applicable pricing supplement together with the information contained in this product supplement and the accompanying prospectus supplement and prospectus before investing in the notes.

Investing in the notes is subject to risks not associated with an investment in conventional debt securities. See “Risk Factors Relating to the Notes” beginning on page IE-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this product supplement, the accompanying prospectus supplement and prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The notes, and the guarantee of the notes by Citigroup Inc., are not deposits or savings accounts but are, respectively, unsecured debt obligations of Citigroup Global Markets Holdings Inc. and unsecured obligations of Citigroup Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

Citigroup

April 7, 2017

We are responsible for the information contained or incorporated by reference in this product supplement, the accompanying prospectus supplement and prospectus and any applicable pricing supplement. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. You should not assume that the information contained or incorporated by reference in this product supplement, the accompanying prospectus supplement and prospectus or any applicable pricing supplement is accurate as of any date other than the date on the front of such document. We are not making an offer of these notes in any state where the offer is not permitted.

Prospectus

Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	8
Use of Proceeds and Hedging	11
European Monetary Union	12
Description of Debt Securities	12
United States Federal Income Tax Considerations	39
Currency Conversions and Foreign Exchange Risks Affecting
Debt Securities Denominated in a Foreign Currency	46
Description of Common Stock Warrants	47
Description of Index Warrants	49
Description of Capital Stock	52
Description of Preferred Stock	73
Description of Depositary Shares	75
Description of Stock Purchase Contracts and Stock Purchase Units	78
Plan of Distribution	79
ERISA Considerations	81
Legal Matters	82
Experts	82

About this Product Supplement

The pricing supplement for a particular issuance of notes will describe certain specific terms of those notes, but will not describe all of the material terms of those notes or contain all of the other material disclosures that you should consider before investing in those notes. The material terms of the notes and other material disclosures that are not contained in the applicable pricing supplement are set forth in this product supplement and, to the extent not set forth in this product supplement, in the accompanying prospectus supplement and prospectus. Accordingly, it is important that you read the applicable pricing supplement together with this product supplement and the accompanying prospectus supplement and prospectus before investing in the notes.

You may find the Prospectus and Prospectus Supplement each dated April 7, 2017 here:

http://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

References in this product supplement, the applicable pricing supplement and the accompanying prospectus supplement and prospectus to “we,” “our” or “us” are to Citigroup Global Markets Holdings Inc., and not any of its subsidiaries, unless the context indicates otherwise.

Summary Payment Terms

The notes will pay periodic interest at a floating rate that will be linked to one or more U.S. dollar constant maturity swap (“CMS”) rates and may be as low as 0%, as specified in the applicable pricing supplement. In addition, if applicable, the applicable pricing supplement may specify an initial period during which the notes will pay interest at a fixed rate. For each offering of notes, the applicable pricing supplement will specify the manner in which interest will be calculated on the notes being offered, which may be based on any of the following:

▪	the spread, or difference, between two CMS rates of different maturities;

▪	a single CMS rate;

▪	the best or worst of two or more CMS rates of different maturities;

▪	a combination of the foregoing; or

▪	any other method specified in the applicable pricing supplement.

We refer to each CMS rate to which the notes are linked as a “specified CMS rate.” For general information about CMS rates, see “About Constant Maturity Swap Rates” in this pricing supplement.

The applicable pricing supplement will specify any cap, multiplier, spread or other term that may be applied to the specified CMS rate(s) in determining the interest payments on the notes. You should carefully read that pricing supplement to understand the payment terms of the notes and the circumstances in which you may receive little or no interest on the notes. In addition, you should understand whether we have the right to call the notes prior to maturity. The specific terms of the notes will be determined on the date we price the notes for initial sale to the public, which we refer to as the “pricing date.”

The notes provide for the repayment of the stated principal amount at maturity.

In addition to the risks associated with the performance of the specified CMS rate(s), all payments due on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., as guarantor of the obligations of Citigroup Global Markets Holdings Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations and Citigroup Inc. defaults on its guarantee obligations under the notes, you may not receive any payment owed to you, including the repayment of the stated principal amount of your notes at maturity.

Before deciding whether to invest in the notes, you should carefully read and understand the sections “Risk Factors Relating to the Notes” and “Description of the Notes” in this product supplement as well as the particular terms and risk factors described in the applicable pricing supplement.

Certain events may happen that could affect the amount of any floating interest payment you receive, such as the unavailability of or discontinuance of the specified CMS rate(s). Those events are described in this product supplement under “Description of the Notes” and will not be repeated in the applicable pricing supplement. As a result, you should carefully review and understand the section “Description of the Notes” in this product supplement.

Risk Factors Relating to the Notes

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the notes, and are also subject to risks associated with fluctuations in the specified CMS rate(s) because interest payments on the notes will depend on the specified CMS rate(s).

The risk factors below describe certain significant risks associated with an investment in the notes. You should read these risk factors together with the risk factors included in the applicable pricing supplement, which will describe more specifically those risks associated with the terms of the particular issuance of notes. You should also read these risk factors together with the risk factors included in the documents incorporated by reference into the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

The notes will pay interest at a floating rate based on the specified CMS rate(s) and that may be as low as 0% on one or more interest payment dates.

The interest payments on the notes will vary based on fluctuations in the specified CMS rate(s). The floating interest rate applicable to any interest period may be as low as 0%, subject to the terms specified in the applicable pricing supplement. Accordingly, you may not receive a floating interest payment on one or more, or any, interest payment dates over the term of the notes.

CMS rates are influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates over the period of time covered by the applicable CMS rate;

•	current market expectations about inflation over the period of time relevant to the applicable CMS rate;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived general creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

If the applicable pricing supplement specifies that interest payments on the notes are based on the difference, or spread, between CMS rates of different maturities, that spread will be influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the interest rate on CMS spread notes will depend not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities differently. For example, if the relevant economic factors lead to a general increase in CMS rates but shorter-term rates rise more than longer-term rates, the CMS spread will decrease.

Because CMS rates are market rates and are influenced by many factors, it is impossible to predict the future value of any CMS rate or the spread between CMS rates. It is possible that you will receive below-market or no interest payments for an extended period or even throughout the entire term of the notes. You should carefully consider whether an investment that does not pay a fixed rate of interest, and that may pay below-market or no interest for an extended period of time or even throughout the entire term of the notes, is appropriate for you.

The floating rate on the notes may be lower than other market interest rates over the term of the notes.

The floating interest rate on the notes may be lower than other market interest rates over the term of the notes, including market rates such as LIBOR, U.S. Treasury rates and the rates payable on corporate bonds. The floating interest rate payable on the notes may also be lower than the rate payable on a conventional fixed-rate debt security of ours of comparable duration or maturity to the notes.

Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in the notes, in real value terms, if you receive below-market or no floating interest payments during the term of the notes. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that provides a certain or market-rate return over its term. The potential loss in real value terms will likely be greater the longer the term of the notes.

If specified in the applicable pricing supplement, we will have the right to call the notes prior to maturity, which may limit your opportunity to receive floating interest payments if the specified CMS rate(s) perform favorably.

If specified in the applicable pricing supplement, we may have the right to call the notes prior to maturity. In determining whether to exercise our call right, we will consider various factors, including then current CMS rates and our expectations about payments we will be required to make on the notes in the future. If we have the right to call the notes, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to call the notes at a time when the performance of the specified CMS rate(s) is favorable from your perspective and we expect it to continue to be. Accordingly, our call right may limit your potential to receive above-market interest payments. Conversely, when the performance of the specified CMS rate(s) is unfavorable from your perspective or when we expect it to be so in the future, we are less likely to call the notes, so that you may continue to hold notes paying below-market or no interest for an extended period of time. A decline in our creditworthiness may also reduce the likelihood that we would redeem the notes at a time when the market perceives a greater likelihood that we may default on the notes. If we exercise our call right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., the guarantor of any payments due on the notes.

You are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. Any actual or anticipated changes to Citigroup Global Markets Holdings Inc.’s or Citigroup Inc.’s credit ratings or credit spreads may adversely affect the value of the notes. If Citigroup Global Markets Holdings Inc. defaults on its obligations and Citigroup Inc. defaults on its guarantee obligations under the notes, your investment will be at risk and you could lose some or all of your investment. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of Citigroup Global Markets Holdings Inc.’s and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of their credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of their credit risk is likely to adversely affect the value of the notes.

Sale of the notes prior to maturity may result in a loss of principal.

You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

Notes with a relatively long term to maturity are subject to heightened risks.

If the notes have a relatively long term to maturity, they will be riskier than notes with a shorter term. For notes with a relatively long term to maturity, many of the risks of the notes will heightened as compared to notes with a shorter term, because you will be subject to those risks for a longer period of time. For example, because of the longer time horizon of a long-dated note, holders will be subject to greater risk that we may default on our obligations at some point prior to maturity of the notes. In addition, if the floating interest rate on the notes falls and remains below market rates for an extended period of time, investors will be holding an underperforming investment and may be unable to redeploy their funds for an extended period of time. Moreover, the value of a longer-dated note is typically less than the value of an otherwise comparable note with a shorter term, so that an investor who desires to sell the notes prior to maturity in order to invest in a better performing alternative investment may not be able to do so except at a substantial loss.

The notes will not be listed on a securities exchange and you may not be able to sell your notes prior to maturity.

Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a securities exchange. Accordingly, the notes may have limited or no liquidity, and you should not invest in the notes unless you are willing to hold them to maturity.

Citigroup Global Markets Inc. (“CGMI”) or, if applicable, any other entity named as underwriter or agent in the applicable pricing supplement may, but is not obligated to, make a market in the notes. If CGMI or such other underwriter or agent does make a market in the notes, it may discontinue doing so at any time. Because we do not expect that other broker-dealers will participate significantly in any secondary market for the notes, the price at which you may be able to sell your notes prior to maturity is likely to depend on the price, if any, at which CGMI or such other underwriter or agent is willing to transact. If at any time CGMI or such other underwriter or agent were not to make a market in the notes, it is likely that there would be no secondary market at all for the notes. The price, if any, at which CGMI, such other underwriter or agent or any other buyer may be willing to purchase your notes in any secondary market that may develop may be significantly less than the stated principal amount; therefore, any sale of the notes prior to maturity may result in a substantial loss. As a result, you should be prepared to hold your notes to maturity.

The value of your notes prior to maturity will fluctuate based on many unpredictable factors.

The value of your notes prior to maturity will fluctuate based on the level of the specified CMS rate(s) and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the notes of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your notes at any time prior to maturity may be significantly less than the stated principal amount.

Current and Expected Future Levels of the Specified CMS Rate(s). We expect that the value of the notes at any time will depend substantially on the current and expected future levels of the specified CMS rate(s) at that time. If the level of the specified CMS rate(s) moves (or is expected to move) in an unfavorable direction after the pricing date, the value of your notes will likely decline, perhaps significantly. Even if the level of the specified CMS rate(s) moves (or is expected to move) in a favorable direction after the pricing date, the value of your notes prior to maturity may be significantly less than the stated principal amount of your notes because of expectations that the level of the specified CMS rate(s) will continue to fluctuate over the term of the notes, among other reasons.

Volatility of the Specified CMS Rate(s). Volatility refers to the average magnitude of changes in the level of the specified CMS rate(s) over any given period. Any change in the expected volatility of the specified CMS rate(s) is likely to affect the value of the notes.

Other Market Interest Rates. We expect that the value of the notes will be affected by changes in other U.S. market interest rates. In general, if U.S. interest rates increase, the value of the notes is likely to decrease.

Time Remaining to Maturity. At any given time, a portion of the value of the notes will be attributable to time value, which is based on the amount of time then remaining to maturity. You should understand that the value of the notes may change solely as a result of the passage of time.

Creditworthiness of Citigroup Global Markets Holdings Inc. and Citigroup Inc. The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., the guarantor of any payments due on the notes. Therefore, any actual or anticipated changes to either of their credit ratings or credit spreads may adversely affect the value of the notes.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the notes attributable to one or more of the other factors.

Our offering of the notes does not constitute a recommendation to invest in an instrument linked to the specified CMS rate(s).

You should not take our offering of the notes as an expression of our views about how any specified CMS rate will perform in the future or as a recommendation to invest in any instrument linked to any specified CMS rate, including the notes. As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) that conflict with an investment in the notes. You should undertake an independent determination of whether an investment in the notes is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the notes and may do so in the future.

CGMI and other of our affiliates may publish research from time to time relating to the financial markets or any specified CMS rate. Any research, opinions or recommendations provided by CGMI may be inconsistent with purchasing or holding the notes. CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the notes. Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the specified CMS rate(s) and the merits of investing in the notes.

The manner in which CMS rates are calculated may change in the future.

The method by which a specified CMS rate is calculated may change in the future, as a result of governmental actions, actions by the publisher of the specified CMS rate or otherwise. We cannot predict whether the method by which a specified CMS rate is calculated will change or what the impact of any such change might be. Any such change could affect the level of the specified CMS rate in a way that has a significant adverse effect on the notes.

Hedging and other trading activities by our affiliates may affect the determination of CMS rates.

CMS rates are determined based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps of the relevant maturities sourced from electronic trading venues. Our affiliates may engage in trading activities on these electronic trading venues, in order to hedge our obligations under the notes, as part of their general business activities or otherwise. These trading activities could affect the level of CMS rates in a way that has a negative effect on the notes. They could also result in substantial returns for our affiliates while the value of the notes declines. In engaging in these trading activities, our affiliates will have no obligation to consider your interests as an investor in the notes.

The historical performance of the specified CMS rate(s) is not an indication of future performance.

The historical performance of any specified CMS rate(s), which will be included in the applicable pricing supplement, should not be taken as an indication of the future performance of the specified CMS rate(s) during the term of the notes. Changes in the level of the specified CMS rate(s) will affect the floating interest payments made under, and the value of, the notes, but it is impossible to predict whether the level of the specified CMS rate(s) will rise or fall.

The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes.

As calculation agent, Citibank, N.A., our affiliate, will determine, among other things, any level required to be determined under the notes and the amount of any floating interest payment owed to you under the terms of the notes that depends on the performance of the specified CMS rate(s). In addition, if certain events occur, Citibank, N.A. will be required to make certain discretionary judgments that could significantly affect one or more payments owed to you under the notes. In making these judgments, Citibank, N.A.’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. Such judgments could include, among other things:

•	determining the level of a specified CMS rate if it is not otherwise available on a date of determination; and

•	selecting a successor rate if a specified CMS rate is discontinued (see “Description of the Notes—Terms Related to a Specified CMS Rate—Discontinuance of a Specified CMS Rate” below).

Any of these determinations made by Citibank, N.A., in its capacity as calculation agent, may adversely affect any floating interest payment owed to you under the notes.

You will have no rights against the publisher of the specified CMS rate(s).

You will have no rights against the publisher of the specified CMS rate(s), even though any interest you may receive during the term of the notes will depend on the specified CMS rate(s). The publisher of the specified CMS rate(s) is not in any way involved in this offering and has no obligation relating to the notes or the holders of the notes.

If the applicable pricing supplement specifies that the notes will be subject to repayment by us upon the death of a beneficial owner, that repayment right will be subject to significant limitations.

If so specified in the applicable pricing supplement, the representative of a deceased beneficial owner of the notes will have the right to request early repayment of the notes by us on the terms described in the section “Repayment Upon Death” in this product supplement. That repayment right is subject to significant limitations, including the following: the notes must have been beneficially owned by the deceased beneficial owner or his or her estate for at least one year prior to submission of the request for repayment; the notes will be grouped with all other Survivor’s Option Notes (as defined under “Repayment Upon Death” in this product supplement) and subject to an aggregate annual repayment limit, as more fully described under “Repayment Upon Death” in this product supplement; and we will not be obligated to repay more than $250,000 in stated principal amount of the notes to the representative of any individual deceased beneficial owner of any single issuance of notes in any calendar year.

Because of these limitations, your representative may not be able to obtain repayment of any of the notes beneficially owned by you following your death, or may only be able to obtain repayment of a portion of the notes owned by you, and any such repayment may be delayed for multiple years. See “Repayment Upon Death” in this product supplement for additional information.

Description of the Notes

The following description of the general terms of the Notes supplements the general terms and provisions set forth in the accompanying prospectus supplement and prospectus. If any specific information regarding the Notes in this product supplement is inconsistent with the more general terms described in the accompanying prospectus supplement and prospectus, you should rely on the information in this product supplement.

The pricing supplement applicable to a particular issuance of Notes will contain the specific terms of those Notes. If any information in the applicable pricing supplement is inconsistent with this product supplement, you should rely on the information in the applicable pricing supplement. The applicable pricing supplement may also add, update or change information contained in this product supplement or in the accompanying prospectus supplement and prospectus. It is important for you to consider carefully the information contained in this product supplement together with the information contained in the applicable pricing supplement and the accompanying prospectus supplement and prospectus before investing in the Notes.

General

The notes offered under this product supplement (the “Notes”) are senior unsecured debt securities issued by Citigroup Global Markets Holdings Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus. Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc. The Notes will constitute part of the senior debt of Citigroup Global Markets Holdings Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings Inc. The guarantee of payments due on the Notes will constitute part of the senior debt of Citigroup Inc. and will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.

The Notes will pay periodic interest at a floating rate that will be linked to one or more U.S. dollar constant maturity swap (“CMS”) rates, as specified in the applicable pricing supplement. In addition, if applicable, the applicable pricing supplement may specify an initial period during which the Notes will pay interest at a fixed rate. For each offering of Notes, the applicable pricing supplement will specify the manner in which interest will be calculated on the Notes being offered, which may be based on any of the following:

▪	the spread, or difference, between two CMS rates of different maturities;

▪	a single CMS rate;

▪	the best or worst of two or more CMS rates of different maturities;

▪	a combination of the foregoing; or

▪	any other method specified in the applicable pricing supplement.

We refer to each CMS rate to which the Notes are linked as a “Specified CMS Rate.” For general information about CMS rates, please see “About Constant Maturity Swap Rates” in this pricing supplement.

The Notes provide for the repayment of the stated principal amount on the Maturity Date.

In addition to the risks associated with the performance of the Specified CMS Rate(s), all payments due on the Notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., as guarantor of any payments due on the Notes. If Citigroup Global Markets Holdings Inc. defaults on its obligations and Citigroup Inc. defaults on its guarantee obligations under the Notes, you may not receive any payment owed to you, including the repayment of the stated principal amount of your Notes at maturity.

The stated principal amount of the Notes will be set forth in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the Notes will be denominated in amounts equal to the stated principal amount and integral multiples thereof.

The Notes will mature on the date specified in the applicable pricing supplement (the “Maturity Date”). If the originally scheduled Maturity Date is not a Business Day, the payment required to be made on the Maturity Date will be made on the next succeeding Business Day, and no interest will accrue as a result of delayed payment. A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

The “Calculation Agent” for each issuance of Notes will be our affiliate, Citibank, N.A., or any successor appointed by us, unless otherwise specified in the applicable pricing supplement. The Calculation Agent will make the determinations specified in this product supplement or in the applicable pricing supplement. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings Inc., Citigroup Inc. and the holders of the Notes. The Calculation Agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

Interest Payments

Unless otherwise specified in the applicable pricing supplement, each interest payment, if any, will be payable to the persons in whose names the Notes are registered at the close of business on the Business Day preceding each Interest Payment Date (each a “Regular Record Date”), except that interest payable at maturity or upon redemption will be paid to the persons who hold the Notes at maturity or redemption, as applicable.

Each “Interest Payment Date” will be specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, if an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day, unless that day falls in the next calendar month, in which case the interest payment to be made on that Interest Payment Date will be made on the first preceding Business Day (and the Regular Record Date in respect of such Interest Payment Date will be the Business Day preceding such first preceding Business Day). Such payment will have the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of delayed payment. Notwithstanding the foregoing, the final interest payment (assuming the Notes are not earlier called) will be made on the same day as the payment otherwise required to be made at maturity is made.

An “Interest Period” is the period beginning on and including the issue date of the Notes to but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date to but excluding the next succeeding Interest Payment Date, or as specified in the applicable pricing supplement.

The interest rate applicable to each Interest Period (other than an Interest Period for which the interest rate is a fixed rate, as specified in the applicable pricing supplement) will be reset on the second U.S. Government Securities Business Day prior to the beginning of that Interest Period, which we refer to as the “Interest Determination Date” for that Interest Period.

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The amount of each interest payment, if any, will equal (i) the stated principal amount of the Notes multiplied by the interest rate in effect during the applicable Interest Period divided by (ii) the number of Interest Periods in one year (e.g., 4 in the case of quarterly interest periods, 2 in the case of semi-annual Interest Periods and 12 in the case of monthly Interest Periods).

A “U.S. Government Securities Business Day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Call Right

If specified in the applicable pricing supplement, we will have the right to call the Notes, in whole and not in part, on terms specified in the applicable pricing supplement. If applicable, the pricing supplement will specify the dates on which we may call the Notes (which will be Interest Payment Dates, unless otherwise specified in the applicable pricing supplement), the price at which we may call the Notes and the circumstances in which we may call the Notes. Unless otherwise specified in the applicable pricing supplement, if we elect to call the Notes, we will pay you on the applicable redemption date the stated principal amount per Note you then hold plus any accrued and unpaid interest to but excluding the date of redemption. If any date on which we elect to redeem the Notes pursuant to our call right falls on a day that is not a Business Day, the payment to be made upon redemption will be made on the same day on which the applicable interest payment is made.

If we have the right to call the Notes, the provisions set forth under “Description of the Notes—Optional Redemption, Repayment and Repurchase” in the accompanying prospectus supplement will apply, subject to the terms set forth in the applicable pricing supplement.

Holders of the Notes will not have the right to require us to redeem the Notes prior to maturity, unless otherwise specified in the applicable pricing supplement.

Terms Related to the Specified CMS Rate(s)

Determining a Specified CMS Rate

A Specified CMS Rate on any date of determination is the rate for U.S. dollar interest rate swaps with the applicable designated maturity appearing on Reuters page “ICESWAP1” (or any successor page as determined by the Calculation Agent) as of 11:00 a.m. (New York City time) on that date of determination. The “designated maturity” of a Specified CMS Rate is the time period specified with respect to that Specified CMS Rate. For example, the “designated maturity” of the 30-year CMS rate is 30 years.

If, however, the applicable rate is not published on Reuters page “ICESWAP1” (or any successor page as determined by the Calculation Agent) on that date of determination, then the Calculation Agent will request mid-market semi-annual swap rate quotations from the principal New York City office of five leading swap dealers in the New York City interbank market (the “Reference Banks”) at approximately 11:00 am, New York City time, on that day. For this purpose, the mid-market semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with the applicable designated maturity, commencing on that day and in a representative amount with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an actual/360 day count basis, is equivalent to U.S. dollar LIBOR with a designated maturity of three months. If at least three quotations are provided, the Specified CMS Rate for that day will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If fewer than three quotations are provided as requested, the Specified CMS Rate will be determined by the Calculation Agent in good faith and using its reasonable judgment.

A Specified CMS Rate is calculated by ICE Benchmark Administration Limited based on tradable quotes for U.S. dollar fixed-for-floating interest rate swaps with the applicable designated maturity that are sourced from electronic trading venues.

The provisions set forth in this section “—Determining a Specified CMS Rate” are subject to the discussion in “Discontinuance of a Specified CMS Rate” below.

Discontinuance of a Specified CMS Rate

If the calculation and publication of a Specified CMS Rate is permanently canceled, then the Calculation Agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as that Specified CMS Rate, and the Calculation Agent may deem that rate (the “Successor CMS Rate”) to be the Specified CMS Rate. Upon the selection of any Successor CMS Rate by the Calculation Agent pursuant to this paragraph, references in this product supplement or the applicable pricing supplement to the original Specified CMS Rate will no longer be deemed to refer to the original Specified CMS Rate and will be deemed instead to refer to that Successor CMS Rate for all purposes. In such event, the Calculation Agent will make such adjustments, if any, to any level of the applicable Specified CMS Rate that is used for purposes of the

Notes as it determines are appropriate in the circumstances. Upon any selection by the Calculation Agent of a Successor CMS Rate, the Calculation Agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of a Specified CMS Rate is permanently canceled and no Successor CMS Rate is chosen as described above, then the Calculation Agent will calculate the level of the Specified CMS Rate on each subsequent date of determination in good faith and using its reasonable judgment. Such level, as calculated by the Calculation Agent, will be the relevant Specified CMS Rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of a Specified CMS Rate may adversely affect interest payments on, and the value of, the Notes.

No Redemption at the Option of the Holder; Defeasance

The Notes will not be subject to redemption at the option of any holder prior to maturity and will not be subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Events of Default and Acceleration

In case an event of default (as described in the accompanying prospectus) with respect to any issuance of Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the stated principal amount plus any accrued and unpaid interest to but excluding the date of acceleration.

In case of default under the Notes, whether in the payment of interest or any other payment due under the Notes, no interest will accrue on such overdue payment either before or after the Maturity Date.

Paying Agent, Trustee and CUSIP

Citibank, N.A. will serve as paying agent and registrar for the Notes and will also hold the global note representing each issuance of Notes as custodian for DTC. The Bank of New York Mellon will serve as trustee for the Notes.

The CUSIP number for each issuance of Notes will be set forth in the applicable pricing supplement.

About Constant Maturity Swap Rates

General

A constant maturity swap (“CMS”) rate for a given maturity is, at any time, a market rate for the fixed leg of a conventional fixed-for-floating U.S. dollar interest rate swap entered into at that time with that maturity. A conventional fixed-for-floating U.S. dollar interest rate swap is an agreement between two parties to exchange payment streams in U.S. dollars over a given period of time, where one party pays a fixed rate (the “fixed leg”) and the other party pays a floating rate that is reset periodically based on 3-month U.S. dollar LIBOR (the “floating leg”). For example, the 30-year CMS rate at any given time is a market rate for the fixed leg of a fixed-for-floating U.S. dollar interest rate swap with a maturity of 30 years and a floating rate reset periodically based on 3-month U.S. dollar LIBOR. 3-month U.S. dollar LIBOR is a measure of the rate at which banks lend U.S. dollars to each other for a period of 3 months in the London interbank market.

Many complex economic factors may influence CMS rates, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates over the period of time covered by the applicable CMS rate;

•	current market expectations about inflation over the period of time relevant to the applicable CMS rate;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	the perceived creditworthiness of the banks that participate in the interest rate swap market and the London interbank loan market; and

•	general credit and economic conditions in global markets, and particularly in the United States.

Because CMS rates are market rates and are influenced by many factors, it is impossible to predict the future value of any CMS rate.

CMS Spread Notes

If specified in the applicable pricing supplement, interest payments on the notes may be linked to the difference, or spread, between two CMS rates of different maturities. We refer to such notes as “CMS Spread Notes.” The relationship between CMS rates of different maturities may be thought of in terms of a CMS rate curve, where maturities are plotted on the x-axis of a graph and the applicable CMS rate is plotted on the y-axis. The graphs below illustrate hypothetical CMS rate curves and do not represent any actual CMS rate curve.

In normal market conditions, longer-term CMS rates are typically greater than shorter-term CMS rates, as illustrated in the first graph above. However, CMS rates do not always exhibit this relationship and, at times, longer-term CMS rates may be less than short-term CMS rates, as illustrated in the second graph above.

If you purchase CMS Spread Notes, your interest payments will depend on changes in the steepness of the CMS rate curve. If the CMS rate curve steepens, such that the spread between longer-term CMS rates and shorter-term CMS rates becomes greater, the interest payments on CMS Spread Notes will generally increase, subject to any maximum interest rate that may be applicable to the Notes. Conversely, if the CMS rate curve flattens or becomes inverted, such that the spread between longer-term CMS rates and shorter-term CMS rates becomes smaller or negative, the interest payments on CMS Spread Notes will generally decrease, possibly to zero.

The spread between CMS rates of different maturities, which we refer to as the “CMS spread,” is influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the interest rate on CMS Spread Notes will depend not on how the relevant economic factors affect any one CMS rate or even CMS rates generally, but rather on how those factors affect CMS rates of different maturities differently. For example, if the relevant economic factors lead to a general increase in CMS rates but shorter-term rates rise more than longer-term rates, the CMS spread will decrease. Conversely, if CMS rates decrease generally but shorter-term rates decrease by more than longer-term rates, the CMS spread will increase.

Although there is no single factor that determines CMS spreads, CMS spreads have historically tended to fall when short-term interest rates rise. As with CMS rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in CMS Spread Notes is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the CMS spread. In that event, the floating rate payable on the Notes may decline significantly, possibly to 0%. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions. Furthermore, it is important to understand that the CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors.

Repayment Upon Death

The right to request repayment of the Notes described below will be applicable to any particular issuance of Notes if, and only if, so specified in the applicable pricing supplement.

Following the death of any beneficial owner of the Notes, Citigroup Global Markets Holdings Inc. will repay any Notes (or the applicable portion of any Notes) that are beneficially owned by the deceased beneficial owner and are validly tendered for repayment at a price equal to the stated principal amount of the Notes tendered plus accrued and unpaid interest to but excluding the date of repayment. To be validly tendered, Notes must be submitted for repayment in accordance with the requirements set forth below by a representative of the deceased beneficial owner who has authority to act on behalf of the deceased beneficial owner under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of the deceased beneficial owner). The right of the representative of a deceased beneficial owner to request repayment under this section, which we refer to as the “survivor’s option,” is subject to the following important limitations:

•	The Notes tendered for repayment must have been beneficially owned by the deceased beneficial owner or his or her estate for at least one year prior to the submission of the request for repayment.

•	Citigroup Global Markets Holdings Inc.’s repayment obligation with respect to all Survivor’s Option Notes (as defined below) in any calendar year will be subject to an aggregate limit (the “Aggregate Annual Limit”) equal to the greater of (i) $2 million and (ii) 1% of the aggregate stated principal amount of all Survivor’s Option Notes as of the end of the most recent calendar year. The Aggregate Annual Limit applies to all Survivor’s Option Notes as a group. “Survivor’s Option Notes” are notes issued by Citigroup Global Markets Holdings Inc. (including, but not limited to, Notes offered pursuant to this product supplement) on or after April 7, 2017 that are designated as Survivor’s Option Notes in the applicable pricing supplement.

•	Citigroup Global Markets Holdings Inc. will not be obligated to repay more than $250,000 in stated principal amount of any single issuance of Notes to the representation of any individual deceased beneficial owner in any calendar year (the “$250,000 Individual Annual Limit”). For the avoidance of doubt, the $250,000 Individual Annual Limit applies separately to each issuance of Notes (where all Notes having the same CUSIP number constitute a single issuance) and to each individual deceased beneficial owner.

•	The stated principal amount of Notes tendered for repayment must be $1,000 or an integral multiple of $1,000.

Notes that are validly tendered pursuant to this section will be accepted promptly in the order all such Notes are tendered, except for any Notes the acceptance of which would contravene the limitations described above. The Aggregate Annual Limit and the $250,000 Individual Annual Limit will be applied to the Notes (and, in the case of the Aggregate Annual Limit, all other Survivor’s Option Notes) in the order tendered, so that all validly tendered Notes will be accepted in for repayment in the order tendered until the relevant limit is reached, and any additional or subsequently tendered Notes will not be accepted for repayment in the current calendar year. Any Notes tendered for repayment that are not accepted in any calendar year due to the application of the Aggregate Annual Limit or the $250,000 Individual Annual Limit will be deemed to be tendered in the following calendar year (and succeeding calendar years if any Notes continue not to be accepted in the following calendar year due to the application of these limits) in the order in which such Notes were originally tendered.

Because of the limits described above, your representative may not be able to obtain repayment of any of the Notes beneficially owned by you following your death, or may only be able to obtain repayment of a portion of the Notes owned by you, and any such repayment may be delayed for multiple years. The following illustrate some of the potential effects of these limitations:

•	If you have beneficially owned the Notes for less than one year at the date of your death, your representative will not be entitled to request repayment under this section until one year after the date you acquired your beneficial ownership.

•	All Survivor’s Option Notes are grouped together for purposes of applying the Aggregate Annual Limit, which in any calendar year is equal to the greater of (i) $2 million and (ii) 1% of the aggregate outstanding stated principal amount of all Survivor’s Option Notes as of the end of the most recent calendar year. Because it is not possible to predict the aggregate amount of Survivor’s Option Notes that will be outstanding as of the end of any future calendar year, you should assume that the Aggregate Annual Limit may be as low as $2 million. Repayment requests submitted with respect to all Survivor’s Option Notes, and not just the Notes of any particular issuance, will count against the Aggregate Annual Limit. Even if no repayment requests are submitted with respect to any of the particular issuance of Notes beneficially owned by you, the Aggregate Annual Limit may be reached as a result of repayment requests submitted with respect to other Survivor’s Option Notes. If the Aggregate Annual Limit is reached in any calendar year prior to the time when your representative submits a request for repayment of Notes beneficially owned by you, your representative will not be able to obtain repayment of those Notes in that calendar year. If prior repayment requests significantly exceed the Aggregate Annual Limit, the excess of those prior repayment requests may be carried forward for multiple years, so that it may be a long period of time before your representative would be entitled to any repayment. Representatives who submit prior repayment requests will be entitled to repayment in full before your representative would be entitled to any repayment.

•	Even if the Aggregate Annual Limit is not reached before your representative submits a repayment request, your representative will be limited in each calendar year by the $250,000 Individual Annual Limit.

If any Notes that are validly tendered for repayment pursuant to this section are not accepted, the paying agent will deliver to any affected representative a notice that states the reasons the Notes have not been accepted for repayment. The notice will be sent by first-class mail to the broker or other entity through which the deceased beneficial owner’s interests in the Notes are held.

The death of a person holding a beneficial ownership interest in any Notes as a joint tenant with right of survivorship or tenant by the entirety with another person, or as a tenant in common with the deceased beneficial owner’s spouse, will be deemed the death of a beneficial owner of those Notes, and the entire stated principal amount of the Notes so held, plus accrued and unpaid interest to but excluding the date of repayment, will be subject to repayment pursuant to this section. However, the death of a person holding a beneficial ownership interest in any Notes as tenant in common with a person other than such deceased beneficial owner’s spouse will be deemed the death of a beneficial owner only with respect to such deceased beneficial owner’s interest in the Notes, and only a pro rata portion of those Notes corresponding to such deceased beneficial owner’s interest shall be subject to repayment pursuant to this section.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in any Notes (including the right to sell, transfer or otherwise dispose of an interest in the Notes, the right to receive the proceeds from the Notes and the right to receive principal and interest) will be deemed the death of the beneficial owner of those Notes for purposes of this section, regardless of whether that deceased beneficial owner was the registered holder of those Notes, if entitlement to those interests can be established to the satisfaction of Citigroup Global Markets Holdings Inc. and the paying agent. Such beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between spouses. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable Notes during his or her lifetime.

Any Notes accepted for repayment pursuant to this section will be repaid on the first June 15 or December 15 that occurs 35 or more calendar days after the date of such acceptance (such date, a “repayment date”). If that date is not a business day, payment will be made on the next succeeding business day. Any repayment request may be withdrawn by the representative presenting the request upon delivery of a written request for withdrawal to the paying agent not less than 30 calendar days before the repayment date. If the Notes cease to be outstanding on or prior to the applicable repayment date, no repayment will be made pursuant to this section on that repayment date.

Subject to the foregoing, in order for a right to repayment under this section to be validly exercised, the paying agent must receive:

•	a written request for repayment signed by the representative, and the representative’s signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	appropriate evidence satisfactory to Citigroup Global Markets Holdings Inc. and the paying agent that (i) the representative has authority to act on behalf of the deceased beneficial owner; (ii) the death of such beneficial owner has occurred; (iii) the deceased was the beneficial owner of the Notes at the time of death; and (iv) the deceased acquired his or her beneficial ownership interest in the Notes at least one year prior to the date of submission of the repayment request;

•	if the Notes are held by a nominee of the deceased beneficial owner, a certificate satisfactory to Citigroup Global Markets Holdings Inc. and the paying agent from that nominee attesting to the beneficial ownership of the Notes; and

•	any additional information Citigroup Global Markets Holdings Inc. or the paying agent reasonably requires to evidence satisfaction of any conditions to the exercise of the right of repayment under this section or to document beneficial ownership or authority to make the election and to cause the repayment of the Notes.

All questions as to the eligibility or validity of any exercise of the right to repayment under this section will be determined by Citigroup Global Markets Holdings Inc., in its sole discretion, and those determinations will be final and binding on all parties.

Because the Notes will be issued in book-entry form and held of record by a nominee of The Depository Trust Company (“DTC”), DTC’s nominee will be the holder of the Notes and therefore will be the only entity that can exercise the right to repayment of the Notes described in this section. To obtain repayment pursuant to this section, the representative of the deceased beneficial owner must provide to the broker or other entity through which the deceased beneficial owner holds an interest in the Notes:

•	the documents required to be submitted to the paying agent as described above; and

•	instructions to the broker or other entity to notify DTC of the representative’s desire to obtain repayment pursuant to this section.

The broker or other entity must provide to the paying agent:

•	the documents received from the representative referred to in the first bullet point of the preceding paragraph; and

•	a certificate satisfactory to the paying agent from the broker or other entity stating that it represents the deceased beneficial owner.

The applicable broker or other entity will be responsible for disbursing to the appropriate representative any payments it receives pursuant to this section. We will not provide notice of redemption in the case of any repayment pursuant to this section.

Depending on market conditions, including changes in interest rates and our creditworthiness, it is possible that the value of the Notes in the secondary market at any time may be greater than their stated principal amount plus any accrued and unpaid interest. Accordingly, prior to exercising the option to request repayment described in this section, the representative of the deceased beneficial owner should contact the broker or other entity through which the Notes are held to determine whether a sale of the Notes in the secondary market may result in greater proceeds than the stated principal amount plus accrued and unpaid interest pursuant to a request for repayment under this section.

The representative of a deceased beneficial owner may obtain more information from Citibank, N.A., the paying agent for the Notes, by calling 1-800-422-2066 during normal business hours in New York City.

United States Federal Tax Considerations

We will provide information regarding the U.S. federal income tax treatment of the Notes in the applicable pricing supplement.

Plan of Distribution; Conflicts of Interest

The terms and conditions set forth in the Amended and Restated Global Selling Agency Agreement dated April 7, 2017 among Citigroup Global Markets Holdings Inc., Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets Inc. (“CGMI”), govern the sale and purchase of the Notes.

The Notes will not be listed on a securities exchange, unless otherwise specified in the applicable pricing supplement.

Unless otherwise specified in the applicable pricing supplement, CGMI, an affiliate of Citigroup Global Markets Holdings Inc., will be the underwriter of the sale of the Notes and will purchase the Notes as principal from Citigroup Global Markets Holdings Inc. at the public offering price less an underwriting discount specified in the applicable pricing supplement. CGMI may offer the Notes directly to the public at the public offering price specified in the applicable pricing supplement. CGMI may also offer the Notes to selected dealers, which may include dealers affiliated with Citigroup Global Markets Holdings Inc., at the public offering price less a selling concession specified in the applicable pricing supplement.

A portion of the net proceeds from the sale of the Notes will be used to hedge Citigroup Global Markets Holdings Inc.’s obligations under the Notes. Citigroup Global Markets Holdings Inc. may hedge its obligations under the Notes through an affiliate of Citigroup Global Markets Holdings Inc. and CGMI or through unaffiliated counterparties, and Citigroup Global Markets Holdings Inc. or such counterparties may profit from such expected hedging activity even if the value of the Notes declines. You should refer to the section “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Global Markets Holdings Inc. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the Notes, either directly or indirectly, without the prior written consent of the client.

Citigroup Global Markets Holdings Inc. has agreed to indemnify CGMI against liabilities relating to material misstatements and omissions with respect to the Notes, or to contribute to payments that CGMI may be required to make relating to these liabilities. Citigroup Global Markets Holdings Inc. will reimburse CGMI for customary legal and other expenses incurred by CGMI in connection with the offer and sale of the Notes.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Notes and related lending transactions, provided that neither the issuer of the Notes nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Notes.

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the Notes or any interest therein will be deemed to have represented by its purchase or holding of the Notes that (a) it is not a Plan and its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the Notes shall be required to represent (and deemed to have represented by its purchase of the Notes) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-

60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Notes are contractual financial instruments. The financial exposure provided by the Notes is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Notes. The Notes have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Notes.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Notes to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

Medium-Term Senior Notes, Series N

Floating Rate Notes Linked to One or More CMS Rates

Product Supplement No. IE-07-04
April 7, 2017

(Including Prospectus and Prospectus Supplement each dated April 7, 2017)

Citigroup